Exhibit 19

Fulton Financial Corporation
Fulton Bank, N.A.
Corporate Policy 069

Insider Trading Policy

Original Effective Date: 09/18/2007
Last Published Date: 01/03/2025
Current Effective Date: 08/01/2024

1. Purpose

This Insider Trading Policy (this “Policy”) governs: (i) trading in securities issued by Fulton Financial Corporation (“FFC”), Fulton Bank, N.A., and their subsidiaries, collectively “Fulton” and the “Organization”; (ii) under certain circumstances, trading in securities of other companies; and (iii) the handling of certain types of non-public information relating to the Organization and the entities with which the Organization does, or seeks to do, business.

The purpose of this Policy is to:

(1)facilitate and promote compliance by directors, officers and employees of the Organization with securities laws that generally prohibit persons who are aware of material non-public information regarding a company from (i) trading in securities issued by that company, or (ii) providing that information to other persons who may trade on the basis of that information; and

1.assist directors and certain officers of FFC in complying with the requirements of Section 16 of the Securities Exchange Act of 1934.

Unless otherwise provided, references herein to “Board of Directors” refer to the Board of Directors of FFC.

2. Scope

Line of Business: All Lines of Business

Function(s): All Functions

Location(s): All locations of the Organization

Legal Entities: Fulton Financial Corporation, Fulton Bank, N.A., and their subsidiaries.

This Policy is intended to assist directors, officers and employees of the Organization in complying with U.S. securities laws when trading in FFC common stock or other securities issued by the Organization, and when trading in securities issued by other companies, such as customers or vendors of the Organization, or other financial institutions.

3. Definitions

1934 Act: The Securities Exchange Act of 1934, as amended.

Applicable Waiting Period: The Applicable Waiting Period is:

•For Section 16 Persons – the later of: 90 days after adoption, amendment or modification of a Rule 10b5-1 Trading Plan; or two business days following disclosure of FFC’s financial results on Form 10-K or Form 10-Q for the completed fiscal quarter in which a Rule 10b5-1 Trading Plan was adopted, amended or modified (but, in any event, not longer than 120 days after adoption of a Rule 10b5-1 Trading Plan); and
For all other directors or employees of the Organization and the Organization itself – 30 days after adoption, amendment or modification of a Rule 10b5-1 Trading Plan.

Covered Senior Officers and Directors: Covered Senior Officers and Directors include:

•all Section 16 Persons (defined below);
•members of the Boards of Directors of FFC, Fulton Bank, N.A. and any other banking subsidiaries of FFC;
•members of the Office of the CEO, the Enterprise Leadership Team, the Commercial Leadership Team and the Consumer and Small Business Leadership Team;
•the Chief Executive Officer (the “CEO”) of Fulton Bank, N.A. and the CEO of any other banking subsidiaries of FFC;
•the President of Fulton Bank, N.A. and the President of any other banking subsidiaries of FFC;
•officers with the title Vice President or above in the Controllers Department;
•officers with the title Vice President or above in the Funds Management Department;
•officers with the title Vice President or above in the Corporate Communications Department; and
•attorneys in the Legal Department.

In addition, the Chief Legal Officer, or the Deputy General Counsel, in their discretion, may specify and notify other individuals that are to be subject to a Trading Blackout (defined below).

Material Non-Public Information: Information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or which would be viewed by a reasonable investor as having significantly altered the total mix of information about a company available in the marketplace, and the information has not been previously disseminated in a manner making it generally available to investors. In short, it is any information, which, if public, would be likely to affect the price of a security, including common stock. Examples of information that may be material include:

•annual or quarterly financial results;
•earnings projections;
•news of a major acquisition or sale of assets;
•changes in dividend policy, including plans to declare a stock split or dividend;
•stock repurchases;
•capital raising activities;
•impending bankruptcy or financial or liquidity problems;
•the departure of an executive officer or director;
•loan loss or recovery; and
•the occurrence of material cybersecurity incident or breach.

Either positive or negative information may be material. Material information is not limited to historical facts, but may also include projections and forecasts. With respect to a future event, such as a merger, the point at which the event is deemed to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on the price of a security may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular Non-Public (defined below) information is material, presume it is material. If you are unsure whether information is material, you should consult the Chief Legal Officer or Deputy General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

Non-Public: Information is considered to be Non-Public if it has not been disseminated broadly to investors in the marketplace, such as through a widely circulated news or wire service, or through a public filing with the SEC (defined below). Information ceases to be Non-Public when it has been disseminated broadly in a manner designed to reach investors generally, and investors have had a sufficient period of time to absorb the information. For purposes of this Policy and trading in Fulton securities, a period of at least one (1) full trading day following public disclosure of previously Non-Public information is considered a sufficient period of time for investors to absorb the information.

Plans: The Fulton Financial Corporation 401(k) Retirement Plan, the Fulton Financial Corporation Employee Stock Purchase Plan, the Fulton Financial Corporation Deferred Compensation Plan, the Fulton Financial Corporation Dividend Reinvestment and Stock Purchase Plan, or any other similar or replacement plan.

Rule 10b5-1 Trading Plan: A binding contract, specific instruction or written trading plan for the purchase or sale of Fulton securities that: (i) specifies, in advance (including by reference to a formula or algorithm), the amounts, prices and timing of purchases or sales of Fulton securities; (ii) is adopted, in good faith, at a time when the person is not aware of Material Non-Public Information relating to the Organization and not subject to a Trading Blackout (defined below); and (iii) complies in all respects with SEC Rule 10b5-1.

SEC: The U.S. Securities and Exchange Commission.

SEC Regulation BTR: Regulation adopted by the SEC that prohibits Section 16 Persons (defined below) from trading in Fulton equity securities during periods when 50% or more of the participants in an Organization individual account retirement or pension plan, such as a 401(k) retirement plan, are temporarily unable to purchase, sell or otherwise acquire or transfer Fulton equity securities in the plan.

Section 16: Section 16 of the 1934 Act, which generally requires that: Section 16 Persons (defined below) timely file with the SEC reports of holdings and transactions in Fulton equity securities; and any profit realized from a Short-Swing Transaction (defined below) by a Section 16 Person be recovered by the Organization.

Section 16 Persons: Officers and directors of the Organization that are subject to Section 16 of the 1934 Act, generally consisting of certain senior executive officers of the Organization as designated, from time to time, by the FFC Board of Directors, the principal accounting officer of the Organization and the members of the FFC Board of Directors.

Section 16 Pre-Trade Notice Form: The Pre-Trade Notification and Acknowledgement Form to be completed and submitted by Section 16 Persons prior to any sale, purchase, stock option exercise, gift or other transfer of Fulton securities in accordance with Section 5.6.1 of this Policy. Section 16 Pre-Trade Notice Forms may be obtained from, and completed Section 16 Pre-Trade Notice Forms should be submitted to, legal@fult.com.

Short-Swing Transaction: With respect to a Section 16 Person, a purchase followed by a sale, or a sale followed by a purchase, of Fulton equity securities occurring within a period of less than six months.

Trading Blackout: A period during which trading in Fulton securities, or securities issued by other companies, by all or certain of the directors, officers and employees of the Organization is prohibited or restricted.

4. Policy Statements

4.1. General Policy Objectives

Compliance with the aspects of the securities laws discussed in this Policy is primarily the responsibility of each director, officer and employee of the Organization. The Organization has an interest in compliance with securities laws by its directors, officers and employees, because any violation of those laws by directors, officers or employees could adversely affect the Organization’s reputation and could subject the Organization to enforcement actions or litigation. This Policy is intended to assist directors, officers and employees of the Organization in complying with:

•prohibitions against insider trading;

•prohibitions against the disclosure of Material Non-Public Information; and
•the requirements of Section 16.

4.2. Prohibition Against Insider Trading

Under Section 10(b) of the 1934 Act and SEC Regulation 10b-5, it is illegal for anyone to purchase or sell securities of a company while aware of Material Non-Public Information about the company, or to share that information with others.

4.2.1. Material Non-Public Information concerning the Organization. Directors, officers and employees of the Organization that know of Material Non-Public Information about the Organization may not: (i) purchase or sell Fulton securities while the information remains Non-Public; or (ii) disclose the information to relatives, friends or any other person.

4.2.2. Material Non-Public Information concerning Other Companies. Directors, officers and employees of the Organization that know of Material Non-Public Information about a company, such as a customer or vendor of the Organization, or another financial institution, may not: (i) purchase or sell securities of that company while the information remains Non-Public; or (ii) disclose the information to relatives, friends or any other person.

4.3. Trading Blackouts

4.3.1. Use of Trading Blackouts. To protect directors, officers and employees of the Organization, and the Organization itself, from allegations that purchases or sales of Fulton securities occurred while in possession of Material Non-Public Information concerning the Organization, Trading Blackouts, as described below have been, or may, from time to time, be, implemented.

4.3.2. Calendar Trading Blackout. Covered Senior Officers and Directors may not purchase or sell Fulton securities during the period commencing on the 15th calendar day of the last month of each fiscal quarter and continuing through the first full trading day following the release of earnings for that fiscal quarter. For example, for the third quarter of 2024, the Trading Blackout would commence on Sunday, September 15, 2024 and continue through Wednesday, October 16, 2024, assuming that earnings for that quarter are released after the markets close on Tuesday, October 15, 2024. During this period, each of the Covered Senior Officers and Directors is assumed to be in possession of Material Non-Public Information concerning the Organization, regardless of whether such individual is, in fact, in possession of Material Non-Public Information.

4.3.3. Specific Circumstances Trading Blackout. From time to time, the Organization may recommend or require that certain directors, officers and employees refrain from trading in Fulton securities, or securities issued by other companies, because of developments that are Non-Public, but which are known to certain individuals within the Organization. In such cases, directors, officers and employees of the Organization that have been advised of the Trading Blackout should not trade in Fulton securities, or the securities issued by other companies (if so advised), until such time as they have been advised that the specific circumstances Trading Blackout has terminated. Persons subject to a specific circumstances Trading Blackout may not disclose to others inside or outside of the Organization the fact that a specific circumstances Trading Blackout has been imposed, or any Material Non-Public Information that gave rise to the specific circumstances Trading Blackout.

4.3.4. Exceptions to Trading Blackouts. Trading Blackouts do not apply to: standing elections to purchase Fulton securities under the Plans; to exercises of stock options covering Fulton securities where the exercise price is delivered in cash and the securities acquired are retained for the duration of any applicable Trading Blackout or Trading Blackouts; to purchases or sales of Fulton securities made pursuant to an approved Rule 10b5-1 Trading Plan adopted pursuant to, and executed in accordance with, SEC Rule 10b5-1 and that complies with Section 5.5 of this Policy; or to bone fide gifts of Fulton securities that comply with Section 5.7 of this Policy. Trading Blackouts do apply, however, to changes in elections in any of the Plans when such a change alters the dollar amount of periodic Plan contributions invested in Fulton securities or alters the dollar amount of Plan balances invested in Fulton securities, and to “cashless” (exercise and sell) and stock for stock (stock swap)

exercises of stock options. The above is not an exhaustive list of possible exceptions or situations to which a Trading Blackout might apply. If an individual is uncertain regarding the existence of a Trading Blackout, or its applicability to a specific situation, the request should be directed to the Chief Legal Officer for review and determination whether the transaction is permissible. When an individual that is included among the group of Covered Senior Officers and Directors dies, becomes disabled or whose employment with the Organization is terminated, upon a request from, or on behalf of, the individual in circumstances where the Chief Legal Officer or the Deputy General Counsel is able to conclude, based on a statement from the individual or an evaluation the facts and circumstances surrounding the request, that the individual is not (or was not at the time of death or disability) aware of Material Non-Public Information concerning the Organization, the Chief Legal Officer or the Deputy General Counsel may approve an exception to permit the individual or the individual’s representative to complete a specific transaction or specific transactions involving Fulton securities during a Calendar Trading Blackout described in Section 5.3.2 that the individual would otherwise be permitted to undertake, were the individual not subject to the Calendar Trading Blackout.

4.3.5. Trading Blackouts do not create a Safe Harbor. The existence of Trading Blackout periods should not be considered to create a safe harbor for trading during other periods. This means that directors, officers and employees of the Organization may not rely on the absence of a Trading Blackout to conclude that they are free to purchase or sell Fulton securities, or the securities of other companies. The provisions of Section 5.2 of this Policy apply at all times. For example, occasions may arise when directors, officers and employees of the Organization become aware prior to the commencement of the Calendar Trading Blackout described in Section 5.3.2 for a fiscal quarter that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, those individuals should refrain from trading Fulton securities immediately upon becoming aware of that information, even though the Calendar Trading Blackout has not commenced for that quarter.

4.4. Other Trading Restrictions

4.4.1. Restricted or Prohibited Trading Activity. Covered Senior Officers and Directors are prohibited from engaging in speculative transactions involving Fulton securities. This prohibition encompasses “short sales,” “puts” and other trading that anticipates a decline in price. These transactions can involve “a bet against the company,” raise issues about the insider knowledge of the person involved, and/or create a conflict of interest for the person involved. Covered Senior Officers and Directors should not seek to profit from a decline in the value of Fulton securities. The Organization’s equity-based compensation plans provide incentives that link plan participants’ personal gains to the success of the Organization as reflected in the price of its securities. Permitting participants in those plans to profit from a decline in the price of Fulton securities severs that link. Similarly, “in-and-out trading,” trading in “calls” and other market options to buy Fulton securities can lead to questions about motivation and insider knowledge of the person involved and undermine confidence in the markets for Fulton securities. Therefore, the following are prohibited:

•“in-and-out trading” of Fulton securities;
•“short sales” of Fulton securities;
•purchases or sales of “puts” or “calls” involving Fulton securities; and
•trading in all functionally equivalent transactions, and other “hybrid” species of securities based on Fulton securities, such as “straddles,” “equity swaps,” “exchange funds,” and any other derivative security or contract linked to Fulton securities.

4.4.2. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the account holder’s consent if the account holder fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold if the pledgor defaults on the loan. Because a margin sale or sale upon pledgor default may occur at a time when the account holder or pledgor is aware of Material Non-Public Information or otherwise is not permitted to trade in Fulton securities, Covered Senior Officers and Directors are prohibited from holding Fulton securities in a margin account or otherwise pledging Fulton securities as collateral for a loan.

4.4.3. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Trading Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when Covered Senior Officers and Directors are in possession of Material Non-Public Information. The Organization, therefore, discourages placing standing or limit orders involving Fulton securities. If Covered Senior Officers and Directors determine to make use of a standing order or limit order, the order should be of short duration (one or two days), and only after prior notice to, and approval by, the Chief Legal Officer or the Deputy General Counsel. Covered Senior Officers and Directors must cancel any outstanding standing orders or limit orders prior to, or upon commencement of, any Trading Blackout.

4.5. Rule 10b5-1 Trading Plans

4.5.1. Pre-Approval of Rule 10b5-1 Trading Plans Required. Under certain circumstances, the Organization may permit directors, officers and employees of the Organization, including Covered Senior Officers and Directors, to utilize a Rule 10b5-1 Trading Plan that complies with SEC Rule 10b5-1 and the provision of this Section 5.5 to effect the purchase or sale of Fulton securities. All such plans, if permitted, shall be subject to pre-approval by the Chief Legal Officer or the Deputy General Counsel.

4.5.2. When Rule 10b5-1 Trading Plans may be Adopted. Directors, officers and employees of the Organization may only enter into a Rule 10b5-1 Trading Plan at a time when the person is not aware of any Material Non-Public Information concerning the Organization and not subject to a Trading Blackout.

4.5.3. Waiting Period Required. No purchases or sales may occur under a Rule 10b5-1 Trading Plan until the expiration of the Applicable Waiting Period.

4.5.4. Amendment or Modification. The amendment or modification of a Rule 10b5-1 Trading Plan has the potential to call into question whether the person adopting the Rule 10b5-1 Trading Plan did so in good faith as required by SEC Rule 10b5-1. Thus, amendments or modifications to Rule 10b5-1 Trading Plans are discouraged and, if pursued, may only be undertaken during a period when the person that adopted the Rule 10b5-1 Trading Plan is not aware of any Material Non-Public Information concerning the Organization and not subject to a Trading Blackout, and must be approved by the Chief Legal Officer. No purchases or sales may occur under an amended or modified Rule 10b5-1 Trading Plan until the expiration of the Applicable Waiting Period.

4.6. Section 16 Persons Requirements

4.6.1. Advance Notice to the Chief Legal Officer. Section 16 Persons must submit a completed Section 16 Pre-Trade Notice Form to legal@fult.com at least two business days prior to any sale, purchase, stock option exercise, gift or other transfer of Fulton securities, including any changes in elections or transfers among investments in the Plans that effect Fulton securities. Section 16 Persons must similarly submit a completed Section 16 Pre-Trade Notice Form to legal@fult.com at least two business day prior to any sale, purchase, stock option exercise, gift or other transfer of Fulton securities by member of the Section 16 Person’s immediate family sharing the same household (including a child living away from home while attending college), or any corporation, partnership or trust in which any such person has an economic interest and, with respect to Fulton securities held by a corporation, has investment control or is a controlling shareholder. To obtain a Section 16 Pre-Trade Notice Form, email legal@fult.com. Transactions described on a Section 16 Pre-Trade Notice Form must be initiated within seven calendar days after the submission of the Section 16 Pre-Trade Notice Form. If the transaction is not initiated within that period, a new Section 16 Pre-Trade Notice Form must be submitted.

4.6.2. Filings on SEC Forms 3, 4 and 5. While it is the responsibility of Section 16 Persons to ensure that their filings on Forms 3, 4 and 5 disclosing holdings and transactions in Fulton securities are filed in an accurate and timely manner with the SEC, it has been the practice of the Organization to prepare and file such forms on behalf of Section 16 Persons through the Chief Legal Officer pursuant to appropriate powers of attorney. Thus, information regarding all transactions and changes in beneficial ownership of involving Fulton securities must be forwarded to the Chief Legal Officer on the day the transaction or change occurs to allow sufficient time for the timely filing of appropriate forms with the SEC. Section 16 Persons must also provide information concerning their holdings of Fulton securities, such as broker statements, to the Chief Legal Officer as deemed necessary for the evaluation, preparation and filing with the SEC of initial statements of beneficial ownership on Form 3 and annual statements of beneficial ownership on Form 5. The Chief Legal Officer will retain a signed copy of each Form in its files and will periodically provide to each Section 16 Person a report of his or her ownership or control of Fulton securities, which must be compared with Section 16 Person’s own records. Any discrepancies identified by a Section 16 Person must be immediately reported to the Chief Legal Officer.

4.6.3. Avoidance of Short-Swing Transactions. Section 16 Persons may not engage in Short-Swing Transactions involving Fulton equity securities. If a Section 16 Person inadvertently executes a Short-Swing Transaction, any profit realized by a Section 16 Person must be returned to FFC upon request.

4.6.4. SEC Regulation BTR Trading Blackout. In accordance with SEC Regulation BTR, Section 16 Persons may not purchase or sell Fulton equity securities during periods during which 50% or more of participants in any of the Plans are temporarily unable to purchase, sell or otherwise acquire or transfer Fulton equity securities in any of the Plans. In accordance with SEC Regulation BTR, the Organization will notify Section 16 Persons of the reason or reasons for the Trading Blackout, a description of the transactions in the Plans that have been temporarily suspended, a description of the Fulton equity securities that are subject to the Trading Blackout, the actual or anticipated beginning and ending dates of the Trading Blackout, and identify a contact person within the Organization to respond to inquiries concerning the Trading Blackout. The Chief Legal Officer will direct that a similar notice, in the form and manner required by SEC Regulation BTR, be filed with the SEC.

4.7. Gifts of Fulton Securities

4.7.1. When not in possession of Material Non-Public Information and not subject to a Trading Blackout. Bona fide gifts of Fulton securities are permissible under this Policy when the donor is both not aware of Material Non-Public Information concerning the Organization and not subject to a Trading Blackout.

4.7.2. When in possession of Material Non-Public Information or subject to a Trading Blackout. When the donor is either aware of Material Non-Public Information concerning the Organization, or subject to a Trading Blackout, bona fide gifts of Fulton securities are permissible under this Policy only if the donor does not have reason to believe that the recipient intends to sell the Fulton securities:

•promptly upon receiving the Fulton securities;
•during the period donor expects to continue to possess Material Non-Public Information concerning the Organization; or
•during the expected duration of the Trading Blackout then in effect.

Section 16 Persons are required to submit a completed Section 16 Pre-Trade Notice Form to legal@fult.com at least two business days prior to any contemplated gift of Fulton securities as provided in Section 5.6.1 of this Policy.

4.8. Code of Conduct

The Organization’s Code of Conduct also prohibits the trading of securities when in possession of Material Non-Public Information or the sharing of such information with others. This Policy is intended to supplement the requirements of the Organization’s Code of Conduct and the Organization’s other policies.

4.9. Organization Transactions

From time to time, the Organization may engage in transactions in FFC common stock or other securities issued by the Organization. It is the Organization’s policy to comply with all applicable securities laws, including those relating to insider trading, when engaging in transactions in FFC common stock or other securities issued by the Organization.

5. Responsibilities & Governance

5.1. Nominating and Corporate Governance Committee of the FFC Board of Directors.

Responsibilities of the Nominating and Corporate Governance Committee will be to:

•Review and approve this Policy.

5.2. Chief Legal Officer.

Responsibilities of the Chief Legal Officer will be to:

•Review and approve this Policy.
•Inform, or direct others in the Legal Department to inform, directors, officers and employees of the Organization of the commencement and termination of Trading Blackouts to which they are subject.
•Review and respond to, or direct others in the Legal Department to review and respond to, requests from directors, officers and employees of the Organization regarding the existence and applicability of Trading Blackouts to particular circumstances under Section 5.3.4 of this Policy.
•Review and respond to, or direct others in the Legal Department to review and respond to, requests for pre-clearance for the use of standing orders or limit orders by Covered Senior Officers and Directors under Section 5.4.3 of this Policy.
•Review and respond to, or direct others in the Legal Department to review and respond to, requests for pre-approval for the adoption of a Rule 10b5-1 Trading Plan by a director, officer or employee of the Organization under Section 5.5.1 of this Policy.
•Review and respond to requests to amend or modify an existing Rule 10b5-1 Trading Plan under Section 5.5.4 of this Policy.
•Receive, or direct others in the Legal Department to receive, Section 16 Pre-Trade Notice Forms from Section 16 Persons regarding planned transactions in FFC securities under Section 5.6.1 of this Policy, and, as, appropriate, advise Section 16 Persons in connection with planned transactions in Fulton securities.
•Prepare and file, or direct others in the Legal Department to prepare and file, with the SEC Forms 3, 4 and 5 upon notification by Section 16 Persons of transactions or changes in beneficial ownership involving Fulton securities under Section 5.6.2 of this Policy.
•Provide, or direct others to provide, notification of an SEC Regulation BTR Trading Blackout to Section 16 Persons and to the SEC under Section 5.6.4 of this Policy.
•Develop and deliver, or direct others to develop and deliver, appropriate training materials to educate directors, officers and employees of the Organization regarding their obligations under this Policy.

6. References

6.1. Related Laws & Regulations

•Securities Exchange Act of 1934, as amended (15 U.S.C. §§ 78a, et seq.) – Section 10(b) (15 U.S.C. § 78j), relating to Manipulative and Deceptive Devices; Section 16 (15 U.S.C. § 78p), relating to Directors, Officers, and Principal Shareholders.
•Sarbanes-Oxley Act of 2002, as amended (15 U.S.C. §§ 7201, et seq.) – Section 306 (15 U.S.C. § 7244), relating to Insider Trades During Pension Fund Blackout Periods.
•Securities and Exchange Commission Rule 10b-5 (17 C.F.R. § 240.10b-5).
•Securities and Exchange Commission Rule 10b5-1 (17 C.F.R. § 240.10b5-1).
•Securities and Exchange Commission Regulation Blackout Trading Restriction (17 C.F.R. § 245).
•

6.2. Policies & Procedures

•The Organization’s Code of Conduct

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